CONTENTS

2006

DATE OF AGREEMENT

PARTIES

(1) **ASDA STORES LIMITED** (Company Number 464777) whose registered office is at Asda House Southbank Great Wilson Street Leeds LS11 5AD (**"ASDA"**)

(2) **PIXOLOGY SOFTWARE LIMITED** (Company Number 2626037) whose registered office is at 20 Priestley Road, Surrey Research Park, Guildford, GU2 7YS (**"PIXOLOGY"**)

INTRODUCTION

A ASDA carries on business as a supermarket retailer in stores and via its website.

B ASDA wishes to appoint PIXOLOGY to supply the Services on an exclusive basis to the Customers via the Website. PIXOLOGY accepts such appointment on the terms and conditions set out in this Agreement.

IT IS AGREED THAT:

1 INTERPRETATION

This Agreement shall be interpreted in accordance with Schedule 11.

2 BASIS OF APPOINTMENT

2.1 During the initial twelve months of this Agreement, ASDA appoints PIXOLOGY on an exclusive basis to supply the Services to the Customers and ASDA on the terms and conditions set out in this Agreement. Following the expiry of such initial twelve month period, PIXOLOGY's appointment shall continue under the terms of this Agreement albeit on a non-exclusive basis.

2.2 ASDA shall use its reasonable endeavours to refer Customers to PIXOLOGY (including, but not limited to, through including a link to the Website on the asda.com website) but shall have no liability to PIXOLOGY as a result of any failure to refer any, or any particular number of, Customers to PIXOLOGY under this Agreement.

2.3 PIXOLOGY warrants and represents to ASDA that it shall, throughout the course of this Agreement be able and willing to provide the Services.

3 PIXOLOGY'S OBLIGATIONS

3.1 In consideration of ASDA agreeing to pay PIXOLOGY the sum of £1 on demand, PIXOLOGY shall provide the Services in accordance with the terms of this Agreement and:

3.1.1 promptly, in a professional and courteous manner and in accordance with Industry Best Practice;

3.1.2 in accordance with all applicable UK and European laws and regulations (including health and safety and environmental protection laws and regulations) in force from time to time; and

3.1.3 in accordance with the KPIs.

3.2 PIXOLOGY shall administer the provision of the Services under this Agreement at its Designated Office and shall maintain a designated account manager. PIXOLOGY shall consult with ASDA fully before making any change to such designated account manager.

3.3 The obligations of the parties under this Agreement are cumulative and are without prejudice to any obligations imposed or any rights or remedies available to a party and/or the Customers under the general law.

3.4 PIXOLOGY warrants and undertakes that it shall not request a Customer to agree to, or supply to it any document containing, any terms which are inconsistent with the terms of this Agreement.

3.5 Save as provided for by the provisions of Schedule 6, PIXOLOGY shall not supply any written material to a Customer unless such material has previously been approved by ASDA in writing. PIXOLOGY shall not be held to be in breach of any KPI or other obligation to provide written information to a Customer within a particular time period in the event that any failure to do so is solely and exclusively attributable to a material and unreasonable delay by ASDA in approving the written material in question

3.6 PIXOLOGY shall at all times ensure that the personnel it employs to provide the Services:

3.6.1 are fully trained to perform PIXOLOGY's obligations under this Agreement;and

3.6.2 are courteous.

3.7 PIXOLOGY shall not sell or agree to sell or provide to a Customer services other than the Services unless the Customer or contact details of the Customer have been obtained by PIXOLOGY independently from this Agreement.

3.8 PIXOLOGY will use reasonable endeavours to comply with the Wal-Mart Security Policy set out in Schedule 11.

4 STATUS

4.1 It is acknowledged and agreed that each party shall be solely responsible for ensuring its obligations pursuant to this Agreement are carried out in accordance with the Regulatory Requirements and all applicable law.

4.2 Save as expressly provided by this Agreement, PIXOLOGY is not the agent of ASDA.

4.3 PIXOLOGY shall notify ASDA forthwith if its legal ability or its authorisation to transact business hereunder ceases, or if its approval or membership of any relevant body is terminated, lapses or otherwise comes to an end, or if it is notified of any such forthcoming event.

4.4 PIXOLOGY shall notify ASDA forthwith if it requires approval of or is required to become a member of any regulatory body in relation to the business transacted hereunder, or if it is notified of any such forthcoming requirement.

5 WEBSITE ACCEPTANCE

5.1 PIXOLOGY will:

(a) supply software development, procurement, consulting and computer programming services for the purpose of creating the Website;

(b) test the Website;

5.2 PIXOLOGY hereby grants to ASDA subject to the provisions of this Agreement, and ASDA hereby accepts, a non-exclusive non-transferable licence to use the Website from the date of this Agreement.

5.3 Prior to the Commencement Date ASDA and PIXOLOGY will carry out Acceptance Tests in respect of the Website.

5.4 PIXOLOGY will use its best endeavours to ensure that the Website is ready for acceptance testing by the Planned Acceptance Date. In any event, PIXOLOGY shall give to Asda 5 working days prior notice in writing of the date when it will be ready to commence the Acceptance Tests. Unless otherwise agreed, the Acceptance Tests shall take place on the sixth working day after such notice has been given

5.5 Asda shall accept the Website immediately after the Website has passed the Acceptance Tests.

5.6 If the Website fails to pass the Acceptance Tests, repeat tests shall be carried out until the earlier of the following occurs:

(a). the Website passes the Acceptance Tests;

(a). the Acceptance Tests have been repeated 3 times; or

(a). a 30-day period from the Planned Acceptance Date has expired.

5.7 If the Website has not been accepted by ASDA on or after the occurrence of the events specified in clause 5.6.(b) or 5.6.(c), then ASDA may by written notice to PIXOLOGY terminate this Agreement and, upon any such termination, ASDA will promptly return to PIXOLOGY all PIXOLOGY Confidential Information.

5.8 PIXOLOGY grants to ASDA (and to all members of the ASDA Group who agree to the terms of this licence) a non-exclusive, non-transferable right to use the Website in accordance with Clause 5.1.

5.9 PIXOLOGY will provide ASDA with such technical advice by telephone, telex, facsimile transmission or mail (including electronic mail), as shall be necessary to resolve any difficulties and queries of ASDA in using the Website.

5.10 During the continuance of this Agreement PIXOLOGY shall provide ASDA with the following maintenance services in respect of the Website:

(a). If ASDA shall discover that a current release fails to perform in accordance with requirements then ASDA shall, within 14 days after such discovery, notify PIXOLOGY in writing of the defect or error in question and provide PIXOLOGY (so far as ASDA is able) with a documented example of such defect or error.

(a). PIXOLOGY shall thereupon use its reasonable endeavours to correct promptly such defect or error. Forthwith upon such correction being completed, PIXOLOGY shall deliver to ASDA the corrected version of the software. PIXOLOGY shall implement the use of the corrected version of the software on the Website.

5.11 PIOXOLOGY shall promptly notify ASDA of any improvements which can reasonably be made to the Website.

5.12 5.11 Upon receipt of such notification, PIXOLOGY and ASDA shall agree the procedure for the updating of the Website and the terms of this Agreement will apply to the updated Website.

5.13 5.12 PIXOLOGY shall not be involved in the creation of an interactive website that uses tradenames or trade marks that might result in such site being confused by Internet users with the Website.

5.14 5.13 If ASDA's use or possession of the Website or any part thereof in accordance with this Agreement, is held by a court of competent jurisdiction to constitute an infringement of a third party's intellectual property rights, PIXOLOGY shall promptly and at its own expense:

(a). procure for ASDA the right to continue using the Website or the infringing part; and

(a). replace or, with the prior written consent of the ASDA, modify the Website (or part thereof) without detracting from the overall performance of the Website, so as to avoid the infringement.

6 **KEY PERFORMANCE INDICATORS OR KPIS**

6.1 PIXOLOGY shall perform its obligations under this Agreement in accordance with the KPIs save that PIXOLOGY shall not be liable for any failure to achieve any KPI to the extent that such failure is directly attributable to any material failure by ASDA to comply with its material obligations pursuant to this Agreement.

6.2 If PIXOLOGY fails to meet any of the KPIs in any month, without prejudice to any other right or remedy it may have, ASDA shall be entitled to convene a meeting of the Authorised Representatives of both parties by giving not less than 5 days' notice in writing to PIXOLOGY.

6.3 At the meeting convened by ASDA under Clause 6.2, PIXOLOGY shall propose and the parties shall use their respective reasonable endeavours to agree the steps to be taken by PIXOLOGY to ensure that its failure to meet the KPI does not re-occur (the "Remedial Action Plan").

6.4 PIXOLOGY shall implement the Remedial Action Plan within the time scale agreed between the Authorised Representatives of each party (which, in the absence of such agreement, shall be no later than one month after the Remedial Action Plan is agreed).

6.5 If PIXOLOGY and ASDA fail to agree a Remedial Action Plan within 1 month of ASDA giving notice under Clause 6.2, or following the agreement of a Remedial Action Plan, the relevant KPI does not return to the level set out in Schedule 6 by the following Measurement Cycle (or such other period as may be specified in the Remedial Action Plan), ASDA shall (without prejudice to any other right or remedy it may have) be entitled to terminate this agreement by giving 2 months' notice in writing to PIXOLOGY.

6.6 The parties may from time to time agree to vary the KPIs. Any such variation shall be agreed in advance of implementation of such amended KPIs, shall be recorded writing and signed on behalf of both parties.

7 DEVELOPMENT OF SUPPLY CHAIN

7.1 Six months after the Commencement Date and every six months thereafter, PIXOLOGY shall submit to ASDA written proposals on how PIXOLOGY can reduce its costs and improve its service and quality. PIXOLOGY shall include proposals on the following areas: assurance of supply, cost, quality, innovation and service.

7.2 ASDA and PIXOLOGY shall discuss the proposals submitted by PIXOLOGY under Clause 7.1 and shall agree in writing any variations thereto and the steps to be taken by PIXOLOGY to implement such proposals (as varied by ASDA and PIXOLOGY by agreement in writing).

7.3 PIXOLOGY shall implement the steps agreed by ASDA and PIXOLOGY under Clause 7.2 within the time scale agreed in writing between them or, in the absence of such agreement, as soon as reasonably practicable.

8 REVIEWS

PIXOLOGY and ASDA shall review this Agreement at regular intervals (and, in any event, no less than once every three months). Such review shall include, without limitation:

(a) the performance by the parties of their obligations under this Agreement; and

(b) any variations to the Services (such variations to be effective only if agreed in writing between the parties).

9 **BENCHMARKING**

The parties acknowledge that the benchmarking provisions applicable to this Agreement are as set out in paragraphs 6 and 7 of Schedule 4.

10 **MANAGEMENT INFORMATION**

10.1 PIXOLOGY shall comply with its obligations and provide the Management Information and at the intervals specified in Schedule 9.

10.2 In addition to its obligations under Clause 10.1, PIXOLOGY shall promptly inform ASDA of any change to its business or personnel which will have a material impact on its ability to provide the Services in accordance with this Agreement.

11 **FEE AND PAYMENT**

The parties shall comply with the provisions of Schedule 4.

12 **VARIATIONS TO SCHEDULES**

Any change proposed by either party to any of the Schedules shall not become effective unless and until agreed in writing and signed by the Authorised Representatives of both parties.

13 **CONFIDENTIALITY**

13.1 Each party (the "Receiving Party") undertakes to keep secret and strictly confidential and shall not disclose Confidential Information of the other (the "Disclosing Party") to any third party, without the prior written consent of the other's Authorised Representative PROVIDED THAT:

(a). the Receiving Party shall not be prevented from using any general knowledge, experience or skills which were independently developed or acquired otherwise than from the performance of the Agreement;

the provisions of this Clause 13 shall not apply to any Confidential Information which:

(i) is in or enters the public domain other than by breach of the Agreement; or

(ii) is obtained from a third party who is lawfully authorised to disclose such information; or

(iii) is authorised for release by the prior written consent of the Disclosing Party;

(iv) the Receiving Party can prove to the Disclosing Party's reasonable satisfaction was known to the Receiving Party prior to receipt by the Receiving Party.

13.2 Nothing in this Clause 13 shall prevent the Receiving Party from disclosing Confidential Information where it is required to do so by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceedings or claim or otherwise by applicable law. To the extent that it is lawfully able to do so, each party shall give the other as much notice as possible of any disclosure of the other's Confidential Information in the circumstances contemplated by this Clause 13.2.

13.3 Neither Party shall disclose to any third party the existence of, or any of the contents of, this Agreement without the prior written consent of the other save:

(a). that neither Party shall be required to obtain the consent of the other where it is required by applicable law, generally accepted accounting principles, court order or ruling or regulations of any regulatory authority to make a statement in its annual report as to the existence of this Agreement provided that no details as to the contents of this Agreement are disclosed; and

(b) for any information which the parties agree to include on the Website.

13.4 Notwithstanding the other provisions of this Clause 13, either party shall be entitled to disclose the Confidential Information of the other or the existence of, or any of the contents of, this Agreement to any company within that party's Group provided that such party ensures that such company complies with the terms of this Clause13.

13.5 PIXOLOGY shall not release or approve the release of any publicity concerning the Services or this Agreement without the prior written consent of ASDA.

14 DATA PROTECTION

14.1 PIXOLOGY shall comply with the Data Protection Act 1998 ("the DPA") and any other applicable data protection legislation. In particular but without limitation to the generality of the foregoing, PIXOLOGY agrees:

(a). to maintain technical and organisational security measures sufficient to comply with at least the obligations imposed on ASDA or PIXOLOGY under the DPA;

(b) only to process Customer Data for and on behalf of ASDA for the purpose of performing its obligations under, and in accordance with, this Agreement and in such a way as to ensure compliance with the DPA;

(c) to allow ASDA to audit PIXOLOGY's compliance with the requirements of this Clause 14 on reasonable notice and/or to provide ASDA with evidence of its compliance with the obligations set out in this Clause 14.

14.2 PIXOLOGY shall comply with the provisions of Schedule 3 in relation to Customer Data.

14.3 If, at any time, PIXOLOGY monitors, intercepts or records any telephone call made by a Customer, PIXOLOGY shall comply with all UK and European laws and regulations in force from time to time and relating to such monitoring, intercepting or recording (including the 1998 Act, the Regulation of Investigatory Powers Act 2000 and the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000). Without prejudice to the generality of the foregoing, PIXOLOGY shall:

(a). inform any Customer whose telephone call is to be monitored, intercepted or recorded that his telephone call may be disclosed to ASDA.

(b) comply with its obligation under Clause 14.3(a) in such manner as the Authorised Representatives of ASDA and PIXOLOGY may agree in writing from time to time.

14.4 PIXOLOGY shall not transfer any Customer Data to any country outside the EEA without the prior written consent of ASDA.

14.5 PIXOLOGY shall comply with the IT security requirements set out in Schedule 5.

15 **AUDIT**

15.1 During the course of this Agreement and for a period of 12 months after its termination for any reason, ASDA (or its representative) shall be entitled, upon giving not less than 2 days written notice to PIXOLOGY, to enter the Designated Office and/or registered office and/or principal place of business for the time being of PIXOLOGY in order to verify the level of sales of Services by PIXOLOGY. PIXOLOGY shall provide ASDA (or its representative) (without charge) with such assistance as reasonably required by ASDA (or its representative). Such audit shall include a right to inspect and photocopy without charge any information which relates to the amounts payable by PIXOLOGY under this Agreement or the performance by PIXOLOGY of the Services and a right of access to any Customer's telephone call which has been monitored, intercepted or recorded by PIXOLOGY.

15.2 ASDA agrees to consult with PIXOLOGY's Authorised Representative and discuss the outcome of any audit it undertakes under Clause 15.1. For the avoidance of doubt, any information obtained by ASDA as a result of any such audit shall be deemed to be Confidential Information and shall be used for no other purpose by ASDA (or its representative) other than verifying the payments due from PIXOLOGY to ASDA and the level of performance by PIXOLOGY of the Services pursuant to this Agreement or in the course of any resulting litigation proceedings.

15.3 If any audit undertaken by ASDA under Clause 15.1 reveals an underpayment of sums due to ASDA, then PIXOLOGY shall pay such shortfall immediately to ASDA together with interest at the rate set out in Schedule 4. In such circumstances PIXOLOGY shall also pay the costs of the auditor. If any audit undertaken by ASDA under Clause 15.1

reveals an overpayment of sums due to ASDA, then ASDA shall pay such shortfall within 30 days of the date of the audit.

16 **ASDA NAME AND MARKETING MATERIALS**

16.1 Subject to Clause 16.2 PIXOLOGY shall not use the names "ASDA" or "WAL-MART" or any trade name, trade mark, logo or service mark belonging to ASDA or to any member of the ASDA Group in any media release, public announcement or public disclosure relating to this Agreement or its subject matter (including any publicity or marketing material, customer lists or business presentations) or in any other way without the prior written approval of ASDA.

16.2 If ASDA supplies any marketing or publicity material to PIXOLOGY for use with the Services (whether such material refers to ASDA any member of the ASDA Group), PIXOLOGY shall only use such material in accordance with the instructions given to it by ASDA. If requested by ASDA, PIXOLOGY shall immediately cease to use such material and return it to ASDA. The ownership of any marketing or publicity material shall remain at all times with ASDA unless otherwise specified in writing by ASDA.

17 **CUSTOMER ORDER AND PURCHASE PROCESS**

PIXOLOGY will comply with the provisions of Schedule 1 in relation to orders placed by Customers.

18 **EXCLUSIVITY**

18.1 ASDA shall not, and shall procure that no member of the ASDA Group shall, during the period of 12 months from the Commencement Date, enter into any agreement or other arrangement with any third party for the provision of goods and services (other than personal computers and associated peripherals) via the Internet to ASDA customers located in the United Kingdom which are the same as the Services. For the avoidance of doubt;

(a). no member of the ASDA Group shall be restricted or prevented by this Agreement at any time from entering into any agreement or other arrangement with any third party for the provision of goods and/or services which relate solely and exclusively to personal computers and peripherals; and

(b) this clause 18 shall cease to have effect on termination of this Agreement.

19 **WEBSITE**

PIXOLOGY shall comply with the provisions of Schedule 2 in relation to the Website.

20 **CUSTOMER COMPLAINTS**

20.1 The following provisions of this Clause 20 shall apply in relation to any complaints received by Customers.

(a) All Brand Threatening Complaints received by PIXOLOGY relating to the Services shall be sent immediately upon receipt to Carrie Hitchings at Asda by fax 0113 241 7732 or email at eccst@asda.co.uk , or if such complaint is received by ASDA shall be forwarded by ADSA to PIXOLOGY. PIXOLOGY shall acknowledge such complaints within 1 Business Day of receipt and attempt to resolve such complaint within 2 Business Days of receipt in accordance with ASDA's instructions it being acknowledged that ASDA's remedy in respect of a breach of this clause shall be for a breach of the relevant KPI.

(b) If a Brand Threatening Complaint is brought against PIXOLOGY by telephone, e-mail, or letter, PIXOLOGY shall acknowledge such complaint within 1 Business Day and attempt to resolve such complaint within 1 Business Day of receipt. PIXOLOGY shall procure that the complainant is contacted by a person with sufficient authority to resolve the complaint. It is acknowledged that ASDA's remedy in respect of a breach of this clause shall be for a breach of the relevant KPI.

(c) PIXOLOGY shall endeavour to resolve any complaints in accordance with guidance issued by ASDA from time to time.

(d) PIXOLOGY shall not resolve any Brand Threatening Complaints without first passing the complaint to ASDA in accordance with Clause 20.1(a) who shall instruct PIXOLOGY of how to resolve the complaint. In the event that notwithstanding any Brand Threatening Complaint received by PIXOLOGY proving not to be the fault of PIXOLOGY or its agents or subcontractors, ASDA elect to settle as opposed to defend such complaint, ASDA shall meet the settlement cost.

(e) PIXOLOGY shall bear the costs (or such part of the costs) associated with resolving a complaint (or part of a complaint) which is attributable to its actions. Asda shall bear the costs (or such part of the costs) associated with resolving a complaint (or part of a complaint) which is attributable to its actions.

(f) PIXOLOGY shall record details of all complaints (including the date the complaint was raised, the nature of the complaint, the action taken by PIXOLOGY to resolve the complaint and the date the complaint was resolved).

(g) The above details of all complaints shall be passed to ASDA as part of the Management Information pursuant to Schedule 9.

(h) Each party shall handle all complaints promptly, courteously and objectively.

21 **ASDA TRADEMARKS**

21.1 The Website and all other relevant documentation specified by ASDA shall be branded with the ASDA Trade Marks and each party agrees to comply with the terms of the Trade Mark Licence.

21.2 PIXOLOGY shall procure that the name "Asda Online Photo" or such other name as ASDA shall from time to time specify, shall appear as the name of the retailer on a Customer's records of its purchase. "Asda.com", "Asda Online Photo" and any such name other specified by ASDA from time to time shall at all times remain a name of ASDA, and PIXOLOGY shall be entitled to use the name solely for the purposes of this clause. PIXOLOGY shall cease to use such name(s) on termination of this Agreement.

22 **REPRESENTATIONS AND WARRANTIES**

22.1 PIXOLOGY represents and warrants to ASDA that:

(a) it is entitled to enter into this Agreement and it is entitled to grant the licence pursuant to Clause 5.8 in accordance with this Agreement; and

(b) save for any logos, content or materials provided by ASDA, the Website does not infringe or violate any Intellectual Property Rights of any third parties; and

(c) that it has not at any time been the subject of any investigation by any regulatory body which has resulted in any judgment against PIXOLOGY and/or enforcement action being taken against PIXOLOGY and is not subject to such investigation as at the date of this Agreement; and

(d) that none of its directors or company secretary are bankrupt as at the date of this Agreement. If any such person becomes bankrupt on or after the date of the Agreement, PIXOLOGY shall immediately inform ASDA in writing and provide such details thereof as ASDA may reasonably require.

(e) PIXOLOGY agrees that it shall not in any way market or advertise the Website or the Services without the prior written consent of ASDA.

23 **INDEMNITY**

23.1 Subject to Clauses 23.3, 23.4 and 23.5 and the limit of liability in Clause 24, PIXOLOGY agrees that it shall remain solely responsible for any and all claims arising from or out of the use of the Website by the Customers and PIXOLOGY shall indemnify, and keep indemnified, ASDA against any and all losses incurred by ASDA which arise from Customers' complaints or claims from time to time to the extent only that any such complaint or claim is directly attributable to the acts or omissions of PIXOLOGY or their employees, agents or subcontractors.

23.2 Subject to Clauses 23.3, 23.4 and 23.5 and the limit of liability in Clause 24, without prejudice to ASDA's other rights and remedies under this Agreement and PIXOLOGY shall indemnify and keep indemnified ASDA from and against all losses, costs, damages, claims and expenses suffered or incurred by ASDA as a result of the representations, warranties or guarantees set out above being breached. PIXOLOGY'S maximum liability under this clause 22.1(e) shall not exceed £1,000,000 (one million pounds).

23.3 PROVIDED THAT ASDA shall be liable for any ASDA provided logos, content or materials on the Website, any infringement by ASDA of a third party's intellectual property rights or any costs incurred by ASDA in respect of any decision to cease Customer use of the Website where such decision is required due to any act, omission or failure by ASDA and which is not attributable to any failure by PIXOLOGY to comply with its obligations pursuant to this Agreement.

23.4 ASDA shall notify PIXOLOGY in writing promptly after it becomes aware of any event or any claim against it which ASDA believes may give rise to a claim for indemnification under the provisions of these indemnity obligations or any other obligation to indemnify expressed elsewhere in the Agreement. Within ten (10) working days following receipt of such notice, PIXOLOGY shall notify ASDA in writing if PIXOLOGY elects to assume the conduct and control of the defence and/or settlement of that indemnified claim.

23.5 The indemnities given in the Agreement are subject to the indemnified party using its reasonable endeavours to mitigate against all claims, losses, liabilities, damages and costs.

23.6 Subject to clause 24.2, PIXOLOGY shall indemnify and keep indemnified ASDA against any and all liabilities, losses, damages, costs (including legal costs) and expenses suffered or incurred by ASDA as a result of:

(a) any breach of this Agreement by PIXOLOGY, its employees, agents or sub-contractors; or

(b) any act or omission of PIXOLOGY, its employees, agents or sub-contractors.

24 **LIMITATION OF LIABILITY**

24.1 Nothing in this Agreement shall exclude or limit the liability of either party in respect of death or personal injury caused by their negligence or for fraud or any other liability which by law cannot be excluded by either party.

24.2 Subject to Clause 24.1 and 24.3, to the extent that either party is deemed by a court of competent jurisdiction, to have any liability to the other party in contract, tort (including negligence) or otherwise in respect of this Agreement, each Party's entire liability to the other Party for all losses, liabilities, damages, claims demands, proceedings, suit or actions and all related costs, expenses and payments made to third parties (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) arising out of or in connection with the Agreement for any one incident or related series of incidents will be limited to £1,000,000 (one million pounds).

24.3 Subject to Clause 24.1 above, neither party will be liable to the other in contract, tort, negligence or otherwise for: (a) any economic loss (including without limitation, loss of revenue, business, contracts, profits or anticipated savings); (b) any loss of goodwill or reputation; (c) any loss of opportunity; (d) any loss of data; (e) any loss relating to the value of the subject matter of any content provided by the Customers via the Website; or (f) any special, indirect or consequential loss.

24.4 The express terms of this Agreement are in lieu of all warranties, conditions, undertakings, terms, and obligations implied by statute, common law, usage, course of dealing or otherwise, all of which are excluded to the fullest extent permitted by law.

25 **INSURANCE**

25.1 PIXOLOGY shall take out and maintain during the term of this Agreement an insurance policy upon terms which are approved in writing by the Authorised Representative of ASDA. If requested by ASDA, PIXOLOGY shall promptly produce to ASDA such evidence as ASDA may reasonably require that PIXOLOGY has taken out and continues to maintain insurance upon the terms approved by the Authorised Representative of ASDA and that the premiums due in respect of such insurance have been paid. PIXOLOGY shall be liable under all the provisions of this Agreement (including Clause 23) whether or not it complies with the provisions of this Clause 25.1.

26 **TERM AND TERMINATION**

26.1 This Agreement shall come into effect on the Commencement Date and shall, unless otherwise specified in this Agreement, continue in full force and effect until terminated by either party giving no less than three calendar months' notice in writing to the other such notice to expire at any time on or after the first anniversary of the Commencement Date.

26.2 Either party may terminate this Agreement immediately by notice in writing in the event of:

(a) the other party being in breach of this agreement and failing to remedy the breach (if capable of remedy) within 30 days of written notice of the breach being given to it by the party not in breach;

(i) the other's Insolvency; or

(ii) it having reasonable grounds for believing that the other party is a party to fraudulent or criminal conduct.

26.3 Either party may terminate this Agreement by giving three months notice in writing if any of the following obtains control of the other party:

(a) Tesco plc
(b) J Sainsbury plc
(c) WM Morrission plc
(d) An individual who it might be reasonably believed has a criminal past that might compromise the ASDA brand.

A party shall only be entitled to exercise its right of termination granted pursuant to this Clause 26.3 within four weeks of receiving notice from the other that a change of Control has taken place.

26.4 ASDA shall be entitled to require, without cost or penalty to ASDA that PIXOLOGY ceases to supply the Services relating to the Call Centre under this Agreement on not less than 3 months' written notice to PIXOLOGY.

26.5 The termination rights of the parties as set out in this Clause 24 shall be in addition to those rights of termination as set out in Clause 6.5 and paragraphs 5) a) iv) and 6) d) of Schedule 4.

27 **CONSEQUENCES OF TERMINATION**

27.1 Termination of this Agreement for any reason shall not affect any right or remedy of either party which may have arisen before such termination.

27.2 The following provisions in this Agreement shall survive termination of this Agreement for any reason: Clauses 13 (Confidentiality), 14 (Data Protection), 15 (Audit – for a period of twelve months following termination), 16 (ASDA name), 23 (Indemnity), 24 (Limitation of Liability), 25 (Consequences of Termination), 26 (Employment Issues), 28 (Miscellaneous), 30 (Disputes and Jurisdiction) and Schedule 8 (Dispute Resolution).

27.3 On termination of this Agreement for any reason:

(a) PIXOLOGY shall as soon as possible return to ASDA at PIXOLOGY's expense any data, information, material or documentation provided by ASDA to PIXOLOGY (in whatever media) under or in connection with this Agreement except to the extent necessary to fulfil its obligations under Clause 27.3(b);

(b) PIXOLOGY shall continue to supply the Services in accordance with this Agreement in respect of any Customer who places an order for the Services on or before the date of termination unless ASDA requests that it ceases to do so. If ASDA makes such a request:

(i) PIXOLOGY shall forthwith cease to supply the Services to any such Customer and shall forthwith provide ASDA (or such other person as ASDA may direct) with such details of any such Customer as ASDA may reasonably require to ensure a smooth handover of the Customer; and

(ii) ASDA shall ensure that it fulfils such Customer orders in accordance with the most recent set of terms and conditions approved by ASDA for use by PIXOLOGY when contracting with Customers.

(c) PIXOLOGY shall immediately cease to represent itself as a supplier of or otherwise associated with ASDA except to the extent necessary to fulfil its obligations under Clause 27.3(b).

28 **EMPLOYMENT ISSUES**

28.1 Subject to clause 26.3, if the responsibility for the provision of all or any part of the Services transfers or reverts to or is in-sourced by ASDA or any member of ASDA Group, or any part of this Agreement or any part of the obligations to be performed under this agreement terminates or expires, or ASDA or any member of ASDA Group contracts with any other person for the provision of all or any part of the Services

("**Transfer**"), and by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("**TUPE**") or any equivalent legislation, there is transferred to ASDA, any member of ASDA Group or to a new supplier any contract of employment of any employee of PIXOLOGY, PIXOLOGY shall indemnify ASDA or the relevant member of the ASDA Group from and against any and all costs, proceedings, actions, claims or demands, liabilities and obligations which ASDA or any member of the ASDA Group or any new supplier may incur (including legal costs and expenses)

(a) in connection with the employment or termination of the contracts of employment of any employees of PIXOLOGY who include any person who at the time was engaged by PIXOLOGY, including those relating to redundancy, breach of contract, wrongful dismissal, unfair dismissal, discrimination by reason of sex, race or disability, equal pay, health and safety, in each case whether under UK or European law; and/or

(b) arising from any failure by PIXOLOGY to comply with any obligations relating to the provision of information and/or consultation in relation to the Transfer whether pursuant to TUPE or any statutory requirement (including any requirement pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992) or any collective agreement or otherwise; and/or

(c) arising out of or in connection with the employment of the employees who transfer following the Commencement Date to include redundancy, breach of contract, wrongful dismissal, unfair dismissal, discrimination by reason of sex, race or disability, equal pay, health and safety in each case whether under UK or European law; and/or

(d) arising from any liabilities and obligations, to include pending and current claims, relating to those employees who are to transfer following the Commencement Date that have occurred prior to the Transfer.

28.2 PIXOLOGY warrants that it shall not increase any salaries or fees of PIXOLOGY employees in the three months prior to any such transfer by more than the prevalent market rates.

28.3 If there is a Transfer and an employee of PIXOLOGY is transferred by virtue of TUPE to ASDA, any member of the ASDA Group, or to a new supplier and:

(a) ASDA, a member of the ASDA Group or the new supplier continues to employ such person for a period exceeding 30 days after written notice of Transfer was given to ASDA, the ASDA Group member or the new supplier (as the case may be); or

(b) if ASDA, a member of the ASDA Group or the new supplier gives notice to PIXOLOGY that they intend to continue to employ such person following the date of Transfer,

then the indemnities set out in clause 26.1 shall apply only in respect of the period of time up to the date of Transfer.

28.4 If any contract of employment of any person who is not to transfer has effect as if originally made between ASDA or any member of the ASDA Group or a new supplier as a result of the application of TUPE, ASDA any member of the ASDA Group or any new supplier may give notice to such person to terminate such contract and PIXOLOGY shall indemnify ASDA, any member of the ASDA Group or any new supplier against any costs, including any costs relating to settlement, claims, liabilities or expenses arising out of or in connection with such termination and against any sums payable to or in relation to such person under or in connection with such contract to the date of such termination.

29 **EURO COMPLIANCE**

29.1 PIXOLOGY shall ensure that any computer software it uses has the ability to provide all the following functions if the Euro replaces sterling as the national currency of the United Kingdom:

(a) function accurately, efficiently, without interruption and without change in operations or in any input or output procedures;

(b) accurately input, store, retrieve, process and output currency information in both sterling and Euro;

(c) perform any operations it currently performs in sterling and in Euro without error and without any change to input or output procedure;

(d) calculate any relevant taxes.

30 **MISCELLANEOUS**

30.1 PIXOLOGY shall not assign or sub-contract any of its rights or obligations under this Agreement without the prior written consent of ASDA, with the exception of the call centre services and fulfilment of photo-printing.

30.2 Asda shall be entitled, by notice in writing to PIXOLOGY, to request PIXOLOGY to commence printing of Customer photographs on paper supplied and purchased by ASDA. In this event the parties shall discuss the practical management of this change in arrangements and shall agree in writing a mutually acceptable method of working in this respect.

30.3 In the event that PIXOLOGY sub-contracts any of its obligations under this Agreement in accordance with Clause 30.1 then:

(i) notwithstanding such sub-contracting, PIXOLOGY shall not be relieved from any of its obligations or liabilities under this Agreement;

(ii) PIXOLOGY shall be liable for any of the acts or omissions of its sub-contractor;

(iii) all references in this Agreement to employees of PIXOLOGY (including, without limitation in clause 26) shall also be deemed to include the employees of any such sub-contractors.

30.4 Nothing in this Agreement shall be construed as establishing or implying a partnership or joint venture between the parties.

30.5 This Agreement constitutes the entire agreement between the parties in relation to the supply of the Services and supersedes all previous agreements and understandings between the parties. Nothing in this Clause 28.6 shall operate to exclude either party's liability to the other for fraudulent misrepresentation.

30.6 In the event that any provision of this Agreement is agreed or held to be invalid, unenforceable or void, the remaining provisions shall remain in full force and effect.

30.7 The delay or failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way effect the right of such party to require performance of that provision.

30.8 Except as stated in this Agreement, a person who is not a party to this Agreement shall have no rights pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

31 **NOTICES**

31.1 All notices to be given under this Agreement shall be in writing and served by personal delivery, facsimile, prepaid recorded delivery or registered post to the addressee at the address stated in Clause 31.2 and shall be deemed to have been received:

(a) in the case of personal delivery, at the time of delivery;

(b) in the case of facsimile, twelve (12) hours after time of dispatch; and

(c) in the case of recorded delivery or registered post, upon delivery.

31.2 All notices to be given under this Agreement shall be addressed (in the case of ASDA) to the Company Secretary of ASDA at the address set out in this Agreement, fax number 0113 241 7150 and (in the case of PIXOLOGY) to the Company Secretary of PIXOLOGY at the address set out in this Agreement, fax number 01483 304961 or to such other person or persons at such other address or addresses as the relevant party may notify in writing to the other from time to time.

31.3 Any notice, which by virtue of Clause 31.1, is deemed delivered on a day which is not a Working Day or after 17:00 on a Working Day shall instead be deemed delivered at 09:00 of the next following Working Day.

32 **DISPUTES AND GOVERNING LAW**

32.1 All disputes arising under or in connection with this Agreement shall be determined in accordance with Schedule 8.

32.2 This Agreement will be governed by and construed in accordance with the laws of England and any dispute shall, subject to Clause 32.1, be subject to the exclusive jurisdiction of the Courts of England.

33 **ETHICAL TRADING**

In the performance of its obligations under this Agreement, PIXOLOGY shall comply with ASDA's ethical trading policy described in Schedule 7.

34 **THIRD PARTY RIGHTS**

34.1 Subject to clause 32.2, the parties agree that the terms of this Agreement may not be enforced by any third parties pursuant to the Contracts (Rights of Third Parties) Act 1999.

34.2 The parties agree that the parties Group companies and the Customers may enforce the rights conferred upon them under this Agreement.

34.3 The parties reserve the right to amend the terms of this Agreement without the consent of the third parties referred to in clause 32.2.

AS WITNESS whereof this Agreement has been signed on behalf of the parties:

SIGNED by **TONY PAGE** for and on behalf of **ASDA STORES LIMITED** in the presence of:

Witness

Signature :

Name :

Occupation :

Address :

SIGNED by ______________ for and on behalf of **PIXOLOGY** in the presence of:

Witness

Signature :

Name :

Occupation :

Address :